UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-52179

     (Check One): |_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K
           |X| Form 10-Q and Form 10-QSB |_| Form N-SAR |_| Form N-CSR

                       For Period Ended: December 31, 2007
                                         -----------------

                       |_| Transition Report on Form 10-K

                       |_| Transition Report on Form 20-F

                       |_| Transition Report on Form 11-K

                       |_| Transition Report on Form 10-Q

                       |_| Transition Report on Form N-SAR

                       For the Transition Period Ended: _______________


      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                         PART I - REGISTRANT INFORMATION

                         CHATSWORTH ACQUISITIONS I, INC.
            --------------------------------------------------------
                            (Full Name of Registrant)

                                      None.
            --------------------------------------------------------
                           (Former Name if Applicable)

                             c/o DAS Consulting LLC
                              56 Pine Street, #11F
            --------------------------------------------------------
                     (Address of Principal Executive Office)

                               New York, NY 10005
            --------------------------------------------------------
                           (City, State and Zip Code)

                       PART II - RULES 12b-25 (b) AND (c)

      If the subject report could not be filed out without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|_|   (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K or 10-KSB, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB or subject distribution report or 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III - NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K or 10-KSB, 20-F, 11-K, 10-Q or 10-QSB, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

      The Registrant has been unable to complete preparation of its Form 10-QSB for the quarter ended December 31, 2007 due to delays in gathering information required to complete the preparation of certain financial and business statements to be contained in the Form 10-QSB. The Registrant anticipates that it will file its Quarterly Report on Form 10-QSB within the "grace" period provided by the Securities Exchange Act Rule 12b-25.

                           PART IV - OTHER INFORMATION

(a) Name and telephone number of persons to contact in regard to this notification.

   Deborah A. Salerno                 212                      750-3355
------------------------    ------------------------    ------------------------
        (Name)                    (Area Code)              (Telephone Number)

(b) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding twelve months or for shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(c) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or in the portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

                         CHATSWORTH ACQUISITIONS I, INC.
        -----------------------------------------------------------------
        (Exact name of small business issuer as specified in its charter)

      has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

            Date: February 15, 2008                /s/ Deborah A. Salerno
                                                   -----------------------------
                                                   Deborah A. Salerno, President